Name of Registrant:
Franklin Gold and Precious Metals Fund
File No. 811-01700


EXHIBIT ITEM No. 77I(b): Terms of new or amended securities

May 1, 2013 supplement to the Registrant's Statement of Additional Information:

From: 132 SA-1 05/13

SUPPLEMENT DATED MAY 1, 2013
TO THE STATEMENT OF ADDITIONAL INFORMATION DATED DECEMBER 1, 2012
OF
FRANKLIN GOLD AND PRECIOUS METALS FUND

The statement of additional information is amended as follows:

I. The Fund will begin offering Class R6 shares on or about May 1, 2013. Therefore, on or about May 1, 2013, the Fund will offer four classes of shares, Class A, Class C, Class R6 and Advisor Class.